Preformed Line Products Announces Financial Results For The Third Quarter And First Nine Months Of 2014

MAYFIELD VILLAGE, Ohio, Nov. 7, 2014 /PRNewswire/ -- Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the third quarter and the first nine months of 2014.

Net income for the quarter ended September 30, 2014 was $2,555,000, or $.48 per diluted share, compared to $6,104,000, or $1.12 per diluted share, for the comparable period in 2013.

Net sales in the third quarter of 2014 were $102,100,000 compared to sales of $100,828,000 in the third quarter of 2013.

Net income for the nine months ended September 30, 2014 was $10,373,000, or $1.92 per diluted share, compared to $17,455,000, or $3.20 per diluted share for the comparable period in 2013.

Net sales were $292,006,000 for the first nine months of 2014 compared to $311,233,000 in the first nine months of 2013.

Currency exchange rates impacted net sales favorably by $514,000 for the quarter and unfavorably by $5,601,000 for the first nine months of 2014, while the positive impact on net income was $123,000 for the quarter and $21,000 for the first nine months of 2014.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "Our South Africa operation was hindered by a national steel workers strike causing us to lose weeks of production. Throughout the Asia-Pacific region we are impacted by government turmoil whether it be military rule, inaction due to elections or governments deferral of new power projects. We reversed previously recognized tax benefits on operating loss carryforwards in the Asia-Pacific region in accordance with generally accepted accounting principles which prevent us from recognizing the benefits until the carryforwards are actually realized. Additionally, the completion of transmission projects in the U.S. in early 2013 translates to a lower level of sales in 2014 when compared to 2013. The continuing weakening of foreign currencies against the U.S. dollar had a negative impact on our outstanding loans to the foreign subsidiaries and we recognized $2.1 million of exchange losses in the quarter and $520,000 on a year-to- date basis on these loans. However, our international backlog is the strongest it has been in the past 2 years and we look forward to rebounding when governments loosen their purse strings."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters is in Mayfield Village, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, workforce disruptions and other factors described under the headings "Risk Factors" and "Forward-Looking Statements" in the Company's 2013 Annual Report on Form 10-K filed with the SEC on March 14, 2014 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

In thousands, except per share data	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Net sales	$ 102,100	$ 100,828	$ 292,006	$ 311,233
Cost of products sold	69,645	69,168	200,906	210,725
GROSS PROFIT	32,455	31,660	91,100	100,508

Costs and expenses
Selling	9,444	8,874	27,010	27,226
General and administrative	10,153	10,386	32,147	33,993
Research and engineering	4,399	3,714	12,357	11,055
Other operating expense (income)	3,324	419	2,626	2,611
	27,320	23,393	74,140	74,885

OPERATING INCOME	5,135	8,267	16,960	25,623

Other income (expense)
Interest income	138	204	345	454
Interest expense	(141)	(121)	(504)	(329)
Other income (expense)	162	194	236	393
	159	277	77	518

INCOME BEFORE INCOME TAXES	5,294	8,544	17,037	26,141

Income taxes	2,739	2,440	6,664	8,686

NET INCOME	$ 2,555	$ 6,104	$ 10,373	$ 17,455

BASIC EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 0.48	$ 1.14	$ 1.93	$ 3.25

DILUTED EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 0.48	$ 1.12	$ 1.92	$ 3.20

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.60	$ 0.40

Weighted-average number of shares outstanding - basic	5,372	5,361	5,384	5,369

Weighted-average number of shares outstanding - diluted	5,376	5,449	5,389	5,450

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
Thousands of dollars, except share and per share data	2014	2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 28,722	$ 24,291
Accounts receivable, less allowances of $2,317 ($2,136 in 2013)	72,772	67,587
Inventories - net	79,415	73,835
Deferred income taxes	7,081	7,022
Prepaids	9,118	9,845
Other current assets	7,605	3,154
TOTAL CURRENT ASSETS	204,713	185,734

Property, plant and equipment - net	105,138	100,461
Other intangibles - net	15,009	11,787
Goodwill	18,359	13,873
Deferred income taxes	4,184	3,416
Other assets	14,711	17,135

TOTAL ASSETS	$ 362,114	$ 332,406

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 1,233	$ 1,105
Current portion of long-term debt	123	195
Trade accounts payable	24,686	21,750
Accrued compensation and amounts withheld from employees	14,468	10,787
Accrued expenses and other liabilities	19,374	18,378
TOTAL CURRENT LIABILITIES	59,884	52,215

Long-term debt, less current portion	32,134	13,054
Other noncurrent liabilities and deferred income taxes	17,506	14,807

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,354,460 and
5,391,074 issued and outstanding, net of 819,424 and 779,279 treasury
shares at par, respectively, as of September 30, 2014 and December 31, 2013	10,709	10,782
Common shares issued to Rabbi Trust, 249,931 and 253,156 shares at
September 30, 2014 and December 31, 2013	(9,196)	(9,306)
Deferred Compensation Liability	9,196	9,306
Paid in capital	22,190	21,082
Retained earnings	243,074	238,168
Accumulated other comprehensive loss	(23,383)	(17,702)
TOTAL SHAREHOLDERS' EQUITY	252,590	252,330

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 362,114	$ 332,406

CONTACT: Eric R. Graef, Preformed Line Products, (440) 473-9249